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WHOLESALING AND PLACEMENT AGENT AGREEMENT

WHOLESALING AND PLACEMENT AGENT AGREEMENT (the “Agreement”) dated as of July 1, 2019, by and between UMB Distribution Services, LLC, a limited liability company organized under the laws of the State of Wisconsin and a broker-dealer registered with the U.S. Securities and Exchange Commission, or any successor thereto (“UMBDS”) and each fund listed on Annex I attached hereto (each a “Fund” and, collectively, the “Funds”).

W I T N E S S E T H

WHEREAS, each Fund has investment policies and objectives, corporate structure, management and other characteristics as described in (i) the Fund’s Confidential Private Placement Memorandum and its Agreement and Declaration of Trust or Limited Liability Company Agreement, as applicable (each, an “Offering Memorandum”); and (ii) the Fund’s fact sheets, as revised or supplemented from time to time (collectively with other sales and marketing materials prepared by the Fund, the “Fact Sheets”, and, collectively with the Offering Memorandum, the “Offering Documents”); and

WHEREAS, each Fund offers two classes of shares, interests or units, as applicable – namely Class A shares, interests or units, as applicable (“Class A Interests”), and Class I shares, interests or units, as applicable (“Class I Interests” and, collectively with Class A Interests, the “Interests”), with different compensation structures as described in each Fund’s Rule 12b-1 Plan (each, a “Rule 12b-1 Plan”); and

WHEREAS, each of the Funds now wishes to engage UMBDS for the purpose of providing wholesaling and placement agent services in accordance with the terms of this Agreement; and

WHEREAS, UMBDS wishes to be engaged by the Funds to provide wholesaling and placement agent services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the covenants, warranties and agreements set forth herein, and for other valuable consideration received, each Fund and UMBDS hereby agree as follows (capitalized terms not otherwise defined herein shall be used herein as defined in the respective Offering Memorandum):

1. Services. UMBDS shall (i) enter into agreements with placement agents and sub-placement agents that shall solicit purchases of each Fund’s Interests by eligible investors; and (ii) use its reasonable efforts to provide information, training and support services to (a) any such other placement agents and any sub-placement agents engaged in the placement of Interests of the Funds and (b) any other intermediaries (including, without limitation, Wells Fargo Bank, N.A.) purchasing or recommending Interests for the benefit of their clients. UMBDS shall provide the foregoing services for the purpose of assisting each Fund in procuring subscriptions for the purchase of Interests by eligible investors in accordance with the provisions of such Fund’s Offering Documents and such Fund’s form of Subscription Agreement. Such services with respect to each Fund may include, directly by UMBDS or indirectly by working with the Funds’ other service providers, without limitation, providing copies of Offering Documents; responding to questions about the Fund, the Offering Documents and investor accounts from placement agents, sub-placement agents, other intermediaries, prospective eligible investors and investors; coordinating periodic or occasional meetings to provide, or otherwise providing, information to placement agents, sub-placement agents, other intermediaries, prospective eligible investors and investors about the strategies, performance and other characteristics of the Fund; and, as agent for the Fund, entering into Sub-Placement Agent Agreements. UMBDS shall not be responsible for directly soliciting prospective eligible investors or for accepting or rejecting subscriptions submitted by prospective eligible investors. Subscriptions generally shall be submitted by or through a placement agent, sub-placement agent or other intermediary, and all subscriptions shall be subject to acceptance by the applicable Fund, it being understood that the Fund, acting through Perella Weinberg Partners Capital Management, LP, each Fund’s investment adviser (“PWPC”), shall have the right to accept or reject subscriptions in its sole discretion. UMBDS shall not have any obligation to purchase, as principal, Interests under any circumstances.

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2.  Acknowledgments and Agreements of UMBDS.

(a) UMBDS acknowledges that the offering of Interests has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. UMBDS acknowledges that offers and sales of Interests will be made in accordance with Rule 506 of Regulation D under the Securities Act.

(b) UMBDS acknowledges that Interests will be offered and sold only to persons, each of whom is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act who, either alone or with a purchaser representative, as defined in Rule 501 of Regulation D under the Securities Act, has such knowledge or experience in financial and business matters that the person is capable of evaluating the merits and risks of an investment in the Funds. UMBDS also acknowledges that Interests of Funds that are subject to a performance allocation, incentive fee or similar compensation arrangement will be offered and sold only to persons who are “accredited investors” as described above and “qualified clients” as defined in the Investment Advisers Act of 1940, as amended.

(c) UMBDS agrees that all activities by it and its employees and agents shall comply with all applicable laws, rules and regulations including, without limitation, all rules and regulations adopted pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”).

(d) UMBDS acknowledges that Interests will be offered and sold directly by the Funds, or will be offered and sold by other placement agents retained by the Funds, by sub-placement agents retained by UMBDS or any other such placement agents, or through other intermediaries, in each case through direct individual contacts with each prospective purchaser of Interests and not by means of any form of general solicitation or general advertising, including but not limited to: (a) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television, radio, the internet or otherwise, or (b) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

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(e) UMBDS acknowledges and agrees that no person is authorized to make any representations, whether written or oral, concerning any Fund or the Interests which are inconsistent with the Offering Documents or with written supplemental material approved for use by the Funds (“Supplemental Material”) and that all offers of Interests shall be made in conformity with the terms and conditions set forth in the applicable Offering Memorandum.

(f) To the extent UMBDS delivers copies of the Offering Documents and/or Supplemental Material as then in effect, as provided to UMBDS by the Funds or an agent of the Funds, UMBDS will cause the Fund’s transfer agent to maintain records identifying the name and address of each other placement agent, sub-placement agent, other intermediary or prospective purchaser to whom it delivers copies of such materials and the sequence numbers of such materials it delivers to such placement agent, sub-placement agent, other intermediary or prospective purchaser.

(g) UMBDS shall not prepare any written materials to be submitted to prospective investors in the Funds, or distribute any such written materials prepared by others, without submitting such written materials to the applicable Fund for its prior approval.

(h) UMBDS shall only deliver the Offering Documents or any Supplemental Material with respect to a Fund to (i) a placement agent that has been retained and duly authorized by the Fund and its Board of Trustees or Board of Managers, as applicable, to procure subscriptions for the purchase of Interests; (ii) a sub-placement agent that has been retained and duly authorized by UMBDS or another duly authorized placement agent of the Fund; (iii) an intermediary which it knows is duly authorized to purchase Interests on behalf of, or recommend Interests to, such intermediary’s clients; or (iv) any person in any jurisdiction in which it knows, after due investigation, such delivery would be lawful. UMBDS represents to each Fund that it has informed itself as to the applicable legal restrictions governing the offer and sale of Interests under the laws of any jurisdiction in which it intends to deliver such materials and that the sale of Interests by a Fund to any person in any such jurisdiction will not be in violation of any applicable laws by reason of the activities of UMBDS.

(i) To the extent required by each Fund's Rule 12b-1 Plan, UMBDS shall cause to be provided to the Board of Trustees or Board of Managers, as applicable, of each Fund in connection with such Fund’s Rule 12b-1 Plan, not less than quarterly, a written report of the amounts expended pursuant to such Rule 12b-1 Plans and the purposes for which such expenditures were made.

(j) During the term of this Agreement, UMBDS undertakes to comply with the foregoing covenants in connection with its wholesaling and placement agent activities and agrees not to take any action that it knows will result in a violation of any of the restrictions on the offering of Interests described in the foregoing acknowledgments.

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3.  Access to Information. UMBDS shall retain, for a period of at least five years, copies of any documents generated or received by it in the ordinary course of business pertaining to the services performed by it pursuant to this Agreement or as otherwise required by this Agreement. At the request of a Fund or its duly authorized representatives, UMBDS shall afford to them reasonable access to documents related to such Fund during related customary business hours and shall permit them to make copies thereof or extracts therefrom at the expense of such Fund or its authorized representatives.

4.  Compensation. In connection with subscriptions for Class A Interests of a Fund, the Fund shall receive the current net asset value and UMBDS shall be entitled to receive commission payments for subscriptions, including any placement fees and fees paid in connection with the Fund’s Rule 12b-1 Plan, each in the amounts and in the manner described in the Fund’s then current Offering Memorandum. In connection with subscriptions for Class I Interests of a Fund, the Fund shall receive the current net asset value and UMBDS shall not be entitled to receive placement fees or any other commission payments.

5.  Expenses. Unless otherwise agreed in writing by a Fund, UMBDS shall bear all of its own costs and expenses incurred in the performance of its services with respect to such Fund pursuant to this Agreement, including those relating to personnel, office space, travel, entertainment and other services.

6.  Representations of the Funds.

(a) Each Fund has prepared and furnished its respective Offering Memorandum and its other Offering Documents to UMBDS, and will furnish UMBDS with Supplemental Material and such other information with respect to the business, operations, assets, liabilities and prospects of such Fund, as UMBDS may reasonably request. UMBDS may rely upon the accuracy and completeness of the Offering Documents and all such other information and each Fund acknowledges that UMBDS has not been retained to independently verify any of such information. Each Fund will be solely responsible for the contents of its respective Offering Documents, Supplemental Material and any and all other written communications provided by or on behalf of such Fund to UMBDS, any other placement agent, sub-placement agent or other intermediary. Each Fund represents and warrants that its Offering Documents, Supplemental Material and such other communications will not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Fund authorizes UMBDS to provide its Offering Documents and Supplemental Material to (i) other placement agents retained and duly authorized by such Fund and its Board of Trustees or Board of Managers, as applicable, to procure subscriptions for the purchase of Interests, (ii) sub-placement agents retained and duly authorized by UMBDS or another duly authorized placement agent of such Fund; and (iii) other intermediaries duly authorized to purchase Interests on behalf of, or to recommend Interests to, such intermediaries’ clients.

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(b) If at any time prior to the completion of the offer and sale of Interests an event occurs which would cause a Fund’s Offering Documents or any Supplemental Material (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, such Fund will notify UMBDS immediately of such event and UMBDS will suspend the distribution of such materials until such time as the Fund shall prepare a supplement or amendment to the relevant Offering Document(s) and/or Supplemental Material which corrects such statement or omission. Such Fund will provide UMBDS with such new Offering Document(s) upon being updated or supplemented.

7. Effectiveness of Agreement. This Agreement shall become effective as of the date set forth above and shall remain in force for two years unless sooner terminated or continued as provided below. This Agreement shall continue in effect after such term with respect to a Fund if its continuance is specifically approved by a majority of the Trustees or Managers, as applicable, of that Fund and a majority of the 12b-1 Trustees or 12b-1 Managers, as applicable, referred to in such Fund’s Rule 12b-1 Plan ("Rule 12b-1 Trustees") at least annually in accordance with the 1940 Act and the rules and regulations thereunder.

8. Termination of Agreement. This Agreement may be terminated at any time with respect to a Fund, without payment of any penalty, by vote of a majority of such Fund’s Rule 12b-1 Trustees or by a vote of a majority of such Fund's outstanding Interests on not more than sixty (60) days written notice to any other party to the Agreement; and shall terminate automatically in the event of its assignment (as defined in the 1940 Act). Termination by or with respect to a Fund will not terminate this Agreement with respect to the other Funds that are a party hereto.

9. Modification; Waiver. Except as otherwise expressly provided herein, this Agreement shall not be amended nor shall any provision of this Agreement be considered modified or waived unless evidenced by a writing signed by the party(s) to be charged with such amendment, waiver or modification.

10. Entire Agreement and Binding Effect. This Agreement represents the entire agreement between the parties, and shall be binding upon and inure to the benefit of the parties and their respective successors.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Wisconsin applicable to contracts made and entirely to be performed therein.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EACH FUND LISTED ON ANNEX I

By:	/s/ Kent Muckel
Name:	Kent Muckel
Title:	President

UMB DISTRIBUTION SERVICES, LLC

By:	/s/ Maureen A. Quill
Name:	Maureen A. Quill
Title:	President

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ANNEX I

Fund Name	Form of Organization

Agility Multi-Asset Income Fund	Delaware Business Trust